Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CELLSTAR OBTAINS PROXY FROM  RAUL MARCELO CLAURE

COPPELL, TEXAS — March 7, 2007 — CellStar Corporation (OTC Pink Sheets: CLST) today announced that it has entered into an agreement with Brightstar Corp. and its President and CEO, Raul Marcelo Claure under the terms of which Mr. Claure has agreed to grant to CellStar his proxy to vote all of his shares of CellStar common stock.

On February 2, 2007, Mr. Claure filed a Form 13D with the Securities and Exchange Commission reporting that he had purchased 1,060,000 shares of CellStar Corporation’s stock totaling 5% of the total shares outstanding.   The Company intends to use the proxy granted by Mr. Claure to vote in favor of the proposed transactions regarding the sale of substantially all of the Company at its upcoming stockholder meeting on March 28, 2007.  Mr. Claure has also agreed to not buy, or seek to control, advise or influence any person with respect to CellStar stock.

“Marcelo’s willingness to transfer his proxy to the Company reflects his support of the proposed transactions,” said Robert Kaiser, Chairman of the Board and CEO.  “The agreement gives the Company a 5% vote in favor of the transactions.”

About CellStar Corporation

CellStar Corporation is a leading provider of logistics and distribution services to the wireless communications industry.  CellStar has operations in North America and Latin America, and distributes handsets, related accessories and other wireless products from leading manufacturers to an extensive network of wireless service providers, agents, MVNOs, insurance/warranty providers and big box retailers.  CellStar specializes in completely integrated forward and reverse logistics solutions, repair and refurbishment services, and in some of its markets, provides activation services that generate new subscribers for wireless service providers.  For more information, visit www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities

Litigation Reform Act of 1995.  A variety of risk factors, including the increased risk to our business

-more-

if we do not obtain stockholder approval of the U.S. Sale and the Mexico Sale, the loss of or reduction in orders from any of our key customers,  our ability to manage cost-reduction actions, maintain our channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, maintain or improve our operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn our inventories and accounts receivable, as well as changes in  foreign laws, regulations and tariffs, continued consolidation in the wireless market, new technologies, system implementation or continuation difficulties, competition, handset shortages or overages, terrorist acts or other unforeseen events, economic weakness in the U.S. and other countries in which we do business and other risk factors, are discussed in the Company’s Annual Report on Form 10-K.  Any one, or a combination of these risk factors could cause CellStar’s actual results to vary materially from anticipated results or other expectations expressed in the Company’s forward-looking statements.

Contact:	Sherrian Gunn
972-462-3530
ir@cellstar.com

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